EXHIBIT 16.1

November 08, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the “Item 16F. Change in Registrant’s Certifying Accountant” of the Annual Report on Form 20-F for the year ended December 31, 2023 of Cosan S.A. and are in agreement with the statements contained therein in relation to Ernst & Young Auditores Independentes S/S Ltda. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Auditores Independentes S/S Ltda.